CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 25, 1998 on the financial statements of Whitehall Corporation included in Aviation Sales Company and subsidiaries' Form S-4 (File No. 333-48669) dated June 2, 1998 and to all references to our Firm included in this registration statement.


ARTHUR ANDERSEN LLP

Dallas, Texas,
   June 2, 1998.